Exhibit 8.1

June 20, 2024

Board of Directors

Fundamental Global, Inc.

108 Gateway Blvd, Suite 204

Mooresville, NC 28117

Re:	Exhibit 8.1 Opinion - Form S-4 Fundamental Global Inc. and Strong Global Entertainment, Inc.

Ladies and Gentlemen,

We have acted as United States tax counsel to Fundamental Global, Inc., a Nevada corporation (“FG”), in connection with the transactions contemplated by the Arrangement Agreement, dated as of May 30, 2024 (the “Arrangement Agreement”), and the Plan of Arrangement, dated as of May 30, 2024 (the “Plan of Arrangement”), by and among (i) FG, (ii) Strong Global Entertainment, Inc., a company existing under the laws of the Province of British Columbia (“SGE”), FG Holdings Québec Inc., a corporation existing under the laws of the Province of Québec, which will, prior to the Business Combination, be converted to an unlimited liability company under the laws of the Province of British Columbia under the name “Fundamental Global Holdings BC ULC” (“FG Québec”), and 1483530 B.C. LTD, a newly formed subsidiary of FG Québec (“Subco”). The Arrangement Agreement and the Plan of Arrangement provide for, among other things, (i) the transfer of the Class A Common Voting Shares of SGE (the “SGE Common Shares”) outstanding immediately prior to the effective time of the Arrangement Agreement to FG Québec in exchange for common stock of FG (“FG Common Stock”), (ii) the amalgamation of SGE and Subco (the “Amalgamation”), whereby SGE and Subco shall continue as one corporate entity (“Amalco”), and (iii) the exchange of each SGE Common Share and Subco share held by FG Québec for one common share of Amalco (items (i) through (iii), collectively, the “Business Combination”). The Business Combination and certain other matters contemplated by the Arrangement Agreement and the Plan of Arrangement are described in the registration statement on Form S-4 (as amended, and together with the joint proxy statement/prospectus filed therewith, the “Registration Statement”) originally filed by FG with the Securities and Exchange Commission on June 18, 2024, under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms not otherwise defined herein shall have the same meanings ascribed to such terms in the Registration Statement.

At your request, we are rendering our opinion regarding certain U.S. federal income tax matters. In providing our opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

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June 20, 2024 Page 2

b. All factual representations, warranties, assumptions, and statements (i) made or agreed to by the parties to the Arrangement Agreement, the Plan of Arrangement or the other agreements referenced therein (the “Agreements” and, together with the Registration Statement, the “Documents”) and (ii) provided in such other documents, communications, information, or materials as we have deemed necessary or appropriate for purposes of our opinion, in each case, are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of the Transactions (as defined below) without regard to any qualification as to knowledge, belief, materiality, or otherwise;

c. The descriptions of FG, FG Québec, Subco, SGE, and Amalco in the Registration Statement and the Documents are true, correct, and complete;

d. The description of the Amalgamation and other transactions related to the Business Combination (together, the “Transactions”) in the Registration Statement is and will remain true, correct, and complete, the Business Combination will be consummated in accordance with such description and the Agreements without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Agreements;

e. The Documents represent the entire understanding of the parties with respect to the Transactions, there are no written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; and

f. FG, FG Québec, Subco, SGE, and Amalco will report the Business Combination for all U.S. federal income tax reporting purposes in a manner consistent with this opinion.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as in effect and existing on the date hereof. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. Any change that is made after the date hereof, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising after the date hereof. No opinion is expressed as to any transactions other than the Business Combination or as to any matter other than those specifically covered by this opinion. This opinion does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations.

June 20, 2024 Page 3

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that (i) the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the following material U.S. federal income tax consequences for holders of SGE Common Stock prior to the Business Combination will result from such qualification:

●	A “U.S. holder” or “non-U.S. holder” (as each is defined in the Registration Statement) that receives shares of FG Common Stock in the arrangement in exchange for its SGE Common Shares will not recognize a gain or loss on the exchange.

●	The aggregate tax basis of the shares of FG Common Stock received in the arrangement by a U.S. holder or non-U.S. holder will equal the aggregate tax basis in the SGE Common Shares surrendered in exchange for the shares of FG Common Stock.

●	The holding period of the shares of FG Common Stock received in the arrangement by a U.S. holder or non-U.S. holder will include the holding period of the SGE Common Shares surrendered in exchange for the shares of FG Common Stock.

This opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Business Combination.

This opinion is being furnished solely in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. This opinion is based on the facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP